EXHIBIT 2.6

SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT DATED JUNE 30, 2007

SIXTH AMENDMENT TO PURCHASE

AND SALE AGREEMENT

This SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (the “Amendment”) is dated the 30th day of June, 2007, by and between Galaxy Energy Corporation (“Galaxy”), Dolphin Energy Corporation (hereinafter jointly referred to as “Seller” or “Party”) and PetroHunter Operating Company (“Buyer” or “Party”) and PetroHunter Energy Corporation. Buyer, Seller and PetroHunter Energy Corporation may be referred to herein collectively as “Parties”.

In connection with PetroHunter Energy Corporation’s efforts to obtain financing, the Parties agree to amend the Purchase and Sale Agreement between the Parties dated December 29, 2006, as previously amended by the First, Second, Third, Fourth and Fifth Amendments to the Purchase and Sale Agreement dated February 6, 2007, February 28, 2007, March 30, 2007, April 30, 2007 and May 31, 2007, respectively, and including all such amendments herein, (the “Purchase and Sale Agreement”) as follows. Defined terms used in the Purchase and Sale Agreement are incorporated herein by reference.

1.           The first sentence of Section 2.7 of the Purchase and Sale Agreement, as amended, shall be deleted in its entirety, and replaced with the following: “The Closing shall take place on a mutually agreeable date on or before July 31, 2007 (with the actual date of Closing being the “Closing Date”).”

2.           The fifth sentence of Section 2.3 of the Purchase and Sale Agreement, as amended, shall be deleted in its entirety, and replaced with the following sentence: “Any Party may terminate this Agreement, effective upon written notice to the other Parties, in the event the Closing has not occurred by July 31, 2007.”

Except as set forth in this Amendment, all terms and conditions of the Purchase and Sale Agreement, are to remain in full force and effect.

THIS SIXTH AMENDMENT TO PURCHASE AND SALE AGREEMENT is executed by each Party to be effective as of the date first captioned above.

DOLPHIN ENERGY CORPORATION	PETROHUNTER OPERATING COMPANY

By:	/s/ Richard E. Kurtenbach	By:	/s/ David E. Brody
Richard E. Kurtenbach, Secretary	David E. Brody, Vice President and General Counsel

GALAXY ENERGY CORPORATION	PETROHUNTER ENERGY CORPORATION

By:	/s/ Christopher S. Hardesty	By:	/s/ David E. Brody
Christopher S. Hardesty	David E. Brody, Vice President
Senior Vice President and	and General Counsel

Chief Financial Officer

258492.01